                                                                      Exhibit 11


                              CERPROBE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                        THREE MONTHS ENDED               SIX MONTHS ENDED
                                                             JUNE 30,                         JUNE 30,
                                                   ---------------------------      ---------------------------
                                                      2000            1999             2000            1999
                                                   -----------     -----------      -----------     -----------
Net income (loss)                                  $ 2,261,307     $(1,658,964)     $ 2,777,129     $(1,513,932)
                                                   ===========     ===========      ===========     ===========

Weighted average number of
common shares outstanding                            9,429,985       7,686,180        9,422,501       7,670,742

Common equivalent shares representing shares
issuable upon exercise of stock options                460,213          86,081          385,494         217,712

Convertible preferred stock                               --              --               --              --

Subtraction of common equivalent shares due to
antidilutive nature                                       --           (86,081)            --          (217,712)
                                                   -----------     -----------      -----------     -----------

Dilutive adjusted weighted average shares
and assumed conversions                              9,890,198       7,686,180        9,807,995       7,670,742
                                                   ===========     ===========      ===========     ===========



Basic net income (loss) per share                  $      0.24     $     (0.22)     $      0.29     $     (0.20)
                                                   ===========     ===========      ===========     ===========


Diluted net income (loss) per share                $      0.23     $     (0.22)     $      0.28     $     (0.20)
                                                   ===========     ===========      ===========     ===========